News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2009

CHARLOTTE, NORTH CAROLINA, July 23, 2009 – Nucor Corporation (NYSE: NUE) announced today a consolidated net loss of $133.3 million, or $0.43 per diluted share, for the second quarter of 2009, compared to a net loss of $189.6 million, or $0.60 per diluted share, in the first quarter of 2009, an improvement of 30%.  The results compare to net income of $580.8 million, or $1.94 per diluted share, in the second quarter of 2008.

In the first half of 2009, Nucor reported a consolidated net loss of $323.0 million, or $1.03 per diluted share, compared with net earnings of $990.5 million, or $3.36 per diluted share, in the first half of last year.

In the second quarter of 2009, Nucor’s consolidated net sales decreased 7% to $2.48 billion compared with $2.65 billion in the first quarter of 2009 and decreased 65% compared with $7.09 billion in the second quarter of 2008.  Average sales price per ton decreased 16% from the first quarter of 2009 and decreased 34% from the second quarter of 2008.  Total tons shipped to outside customers were 4,116,000 tons in the second quarter of 2009, an increase of 11% over the first quarter of 2009 and a decrease of 47% from the second quarter of 2008.

In the first half of 2009, Nucor’s consolidated net sales decreased 57% to $5.13 billion, compared with $12.06 billion in last year’s first half.  Average sales price per ton decreased 23% while total tons shipped to outside customers decreased 45% from the first half of 2008.

The average scrap and scrap substitute cost per ton used in the second quarter of 2009 was $312, a decrease of 6% compared with $333 in the first quarter of 2009 and a decrease of 32% from $456 in the second quarter of 2008.  The average scrap and scrap substitute cost per ton used in the first half of 2009 was $322, a decrease of 19% from $396 in the first half of 2008.

  Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $125.0 million in the second quarter of 2009, compared with a credit of $105.0 million in the first quarter of 2009 and a charge of $214.0 million in the second quarter of 2008.  The LIFO credit in the first half of 2009 was $230.0 million, compared with a charge of $283.0 million in the first half of 2008.

Overall steel mill utilization increased slightly from 45% in the first quarter of 2009 to 46% in the second quarter of 2009, and decreased from 95% in last year’s second quarter.  Utilization rates decreased from 94% in the first half of 2008 to 46% in the first half of 2009.  Monthly steel mill utilization rates increased each month during the second quarter, improving from 38% in April to 54% in June.  This improvement reversed the first quarter trend in which utilization rates decreased each month.

Total energy costs decreased approximately $4 per ton from the first quarter of 2009 due to decreased energy costs driven by lower natural gas prices combined with the slight increase in overall utilization.  Total energy costs increased approximately $5 per ton from the second quarter of 2008 to the second quarter of 2009 and increased $8 per ton from the first half of 2008 to the first half of 2009 as a result of decreased utilization during the period.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2009 (Continued)

As expected and as discussed in our guidance, second quarter results include a substantially greater burden than the first quarter from the accelerated consumption of high-cost pig iron inventories at our sheet mills.  This impact was partially offset by the strong focus on overall cost reductions by all members of the Nucor team.  We expect the overhang from the high-cost pig iron will continue to impact our results through the third quarter.  If we continue to see improvement in order entry and operating rates, our raw material destocking process would be accelerated with a corresponding improvement in earnings.

At The David J. Joseph Company (“DJJ”), total volumes in the second quarter (both scrap processing and brokerage) were approximately 50% of the prior year; however, in both cases, the volumes improved each month of the quarter and show a strong start to the third quarter.  In our downstream businesses, conditions continue to be challenging and recovery is expected to lag Nucor’s other businesses.  All of Nucor’s team members continue to capitalize on Nucor’s position of strength arising from our balance sheet, low-cost and highly flexible production capabilities, unrivaled product diversification and, most importantly, Nucor’s extremely productive and innovative work force.

Our liquidity position remains strong with $2.20 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In June, Nucor’s board of directors declared a cash dividend of $0.35 per share payable on August 11, 2009 to stockholders of record on June 30, 2009.  This dividend is Nucor’s one-hundred forty-fifth consecutive quarterly cash dividend, a record we expect to continue.

The third quarter outlook suggests that, in spite of the continued strong negative impact of finishing up our high-cost pig iron inventories, we should see further earnings improvement in the quarter; however, the uncertainty in our economy is still very high.  Currently we are concerned that the marginal uptick in orders is not representative of an increase in “real” demand but more a result of both inventory adjustments and concern over rising prices.  We will again provide quantitative guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through DJJ, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is the largest recycler in North America.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2009 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2008 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 23, 2009 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 4, 2009	June 28, 2008	Percentage Change	July 4, 2009	June 28, 2008	Percentage Change
Steel Mills:
Production	2,964	6,043	-51%	5,843	11,874	-51%
Total shipments	2,999	6,117	-51%	5,807	12,068	-52%
Outside shipments	2,569	5,394	-52%	5,002	10,597	-53%

Steel Products:
Joist production	65	140	-54%	125	272	-54%
Deck sales	73	139	-47%	148	255	-42%
Cold finished sales	76	143	-47%	156	279	-44%
Fabricated concrete
reinforcing steel sales	255	232	10%	463	411	13%

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2009 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

NET SALES	$2,478,028	$7,090,599	$5,132,347	$12,064,868

Costs, expenses and other:
Cost of products sold	2,539,904	5,879,655	5,318,228	9,951,247
Marketing, administrative and
other expenses	106,925	220,172	232,301	389,886
Interest expense, net	31,957	26,734	64,322	45,079
	2,678,786	6,126,561	5,614,851	10,386,212

Earnings (loss) before income taxes
and noncontrolling interests	(200,758)	964,038	(482,504)	1,678,656
Provision for (benefit from) income taxes	(72,989)	295,348	(164,210)	508,441
Net earnings (loss)	(127,769)	668,690	(318,294)	1,170,215
Earnings attributable to
noncontrolling interests	5,568	87,936	4,688	179,707
Net earnings (loss) attributable to
Nucor stockholders	$(133,337)	$580,754	$(322,982)	$990,508

NET EARNINGS PER SHARE:
Basic	$(0.43)	$1.94	$(1.03)	$3.37
Diluted	$(0.43)	$1.94	$(1.03)	$3.36

AVERAGE SHARES OUTSTANDING:
Basic	314,752	298,262	314,532	293,291
Diluted	314,752	298,668	314,532	294,051

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2009 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 4, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,060,203	$2,355,130
Short-term investments	136,389	-
Accounts receivable, net	960,226	1,228,807
Inventories	1,268,200	2,408,157
Other current assets	502,810	405,392

Total current assets	4,927,828	6,397,486

Property, plant and equipment, net	4,117,542	4,131,861

Goodwill	1,776,207	1,732,045

Other intangible assets, net	922,340	946,545

Other assets	667,130	666,506

Total assets	$12,411,047	$13,874,443

LIABILITIES
Current liabilities:
Short-term debt	$5,942	$8,622
Long-term debt due within one year	5,400	180,400
Accounts payable	413,347	534,161
Federal income taxes payable	-	199,044
Salaries, wages and related accruals	181,006	580,090
Accrued expenses and other current liabilities	343,492	351,875

Total current liabilities	949,187	1,854,192

Long-term debt due after one year	3,086,200	3,086,200

Deferred credits and other liabilities	671,416	677,370

Total liabilities	4,706,803	5,617,762

EQUITY
Nucor stockholders' equity:
Common stock	149,810	149,628
Additional paid-in capital	1,655,252	1,629,981
Retained earnings	7,316,054	7,860,629
Accumulated other comprehensive loss,
net of income taxes	(151,203)	(190,262)
Treasury stock	(1,514,695)	(1,520,772)
	7,455,218	7,929,204
Noncontrolling interests	249,026	327,477

Total equity	7,704,244	8,256,681

Total liabilities and equity	$12,411,047	$13,874,443

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2009 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended
	July 4, 2009	June 28, 2008
Operating activities:
Net earnings (loss)	$(318,294)	$1,170,215
Adjustments:
Depreciation	242,475	231,232
Amortization	36,001	32,066
Stock-based compensation	31,660	31,148
Deferred income taxes	(31,659)	(66,881)
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	278,055	(591,318)
Inventories	1,147,421	(570,570)
Accounts payable	(121,847)	494,549
Federal income taxes	(285,735)	123,517
Salaries, wages and related expenses	(392,276)	(14,505)
Other	51,323	(11,214)

Cash provided by operating activities	637,124	828,239

Investing activities:
Capital expenditures	(240,428)	(501,669)
Investment in and advances to affiliates	(57,904)	(27,903)
Disposition of plant and equipment	8,610	6,551
Acquisitions (net of cash acquired)	(24,714)	(1,591,817)
Purchases of investments	(136,389)	(209,605)
Proceeds from the sale of investments	-	392,055
Proceeds from currency derivative contracts	-	1,441,862
Settlement of currency derivative contracts	-	(1,424,292)

Cash used in investing activities	(450,825)	(1,914,818)

Financing activities:
Net change in short-term debt	(2,694)	(21,429)
Proceeds from the issuance of long-term debt	-	989,715
Repayment of long-term debt	(175,000)	-
Issuance of common stock	1,518	1,994,565
Bond issuance costs	-	(6,937)
Excess tax benefits from stock-based compensation	(700)	9,200
Distributions to noncontrolling interests	(83,223)	(153,218)
Cash dividends	(221,127)	(327,380)

Cash provided by (used in) financing activities	(481,226)	2,484,516

Increase (decrease) in cash and cash equivalents	(294,927)	1,397,937

Cash and cash equivalents - beginning of year	2,355,130	1,393,943

Cash and cash equivalents - end of six months	$2,060,203	$2,791,880

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com